Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-160273, File No. 333-126057, File No. 333-126056, File No. 333-113973 and File No. 333-87545) Form S-3 (File No. 333-151292) and Form S-4 (File No. 333-149442) of CONSOL Energy, Inc. of our report dated February 18, 2008, except for the effects of the change in accounting for non-controlling interests discussed in Note 1 to the consolidated financial statements, as to which the date is June 26, 2009, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

February 9, 2010